Selling shares in a startup

There are at least three important considerations about understanding selling your shares in a startup. There are risks, and these are really significant risks.

Does anybody want to buy them?

If nobody wants to buy your shares, then it's pretty hard to sell them. Or maybe they aren't willing to pay the price you want for them.

Can you find somebody who wants to buy them?

Maybe somebody wants to buy them, but how do you know that? That's where stock markets come into play.

Are you allowed to sell them?

This is tricky, and one of the great points about the JOBS Act. Normally, people who invest in startups receive stock that is restricted in a lot of ways. Those restrictions almost always include a restriction on your ability to sell your stock. You probably can't sell it to just anybody. You probably can't sell whenever you want to.

Under Tier IV / Title 2 of the JOBS act, your stock is, by definition, tradeable. Not restricted.

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